Exhibit 99.1

Amazon.com to Acquire Audible.com

SEATTLE, WA and NEWARK, NJ (BUSINESS WIRE) – January 31, 2008 – Amazon.com, Inc. (NASDAQ: AMZN) today announced that it has reached an agreement to acquire Audible Inc. (NASDAQ: ADBL).

Audible.com is the leading online provider of premium digital spoken word audio content, specializing in digital audio editions of books, newspapers and magazines, television and radio programs and original programming. Through its web sites in the US and UK and alliances in Germany and France, Audible.com offers over 80,000 programs, including audiobooks from well-known authors such as Stephen King, Thomas Friedman, and Jane Austen, and spoken word audio content from sources including, The New York Times, The New Yorker, Fresh Air and Charlie Rose.

“Audible.com offers the best customer experience, the widest content selection and the broadest device compatibility in the industry,” said Steve Kessel, Amazon.com’s senior vice president for worldwide digital media. “Working together, we can introduce more innovations and bring this format to an even wider audience.”

“This deal brings together two pioneering companies that share a long history of ceaseless focus on improving the customer experience,” said Donald Katz, founder and chief executive of Audible.com. “We are very excited to be joining a company as innovative as Amazon.com.”

In recent months, Amazon has announced a number of innovations in the digital space, including Amazon Kindle, a revolutionary wireless portable reader that provides instant wireless downloads of more than 90,000 books, blogs, magazines and newspapers to a crisp, high-resolution electronic paper display.

Under the terms of the agreement, Amazon.com will commence a cash tender offer to purchase all of the outstanding shares of Audible.com for $11.50 per share and will assume Audible.com’s outstanding stock-based awards, for an aggregate transaction value of approximately $300 million which includes Audible.com’s cash and short-term investments at closing.

P.O. BOX 81226, SEATTLE, WA 98108-1226

WWW.AMAZON.COM

The acquisition is subject to customary closing conditions, including regulatory approvals, and is expected to close by the second quarter of 2008.

About Amazon.com

Amazon.com, Inc., (NASDAQ: AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as books, movies, music & games, digital downloads, electronics & computers, home & garden, toys, kids & baby, grocery, apparel, shoes & jewelry, health & beauty, sports & outdoors, tools, auto & industrial.

Amazon Web Services provides Amazon.com’s developer customers with access to in-the-cloud infrastructure services based on Amazon’s own back-end technology platform, which developers can use to enable virtually any type of business. Examples of the services offered by Amazon Web Services are Amazon Elastic Compute Cloud (Amazon EC2), Amazon Simple Storage Service (Amazon S3), Amazon SimpleDB, Amazon Simple Queue Service (Amazon SQS), Amazon Flexible Payments Service (Amazon FPS), and Amazon Mechanical Turk.

Amazon.com and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and the Joyo Amazon websites at www.joyo.cn and www.amazon.cn.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc., and its subsidiaries, unless the context indicates otherwise.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to the expected timing and financial or other benefits of the Audible.com transaction, competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, significant amount of indebtedness, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent filings.

About Audible.com

Audible (www.audible.com) is the leader in spoken audio information and entertainment on the Internet. Content from Audible is downloaded and played back on personal computers, CDs, or AudibleReady computer-based and wireless mobile devices. Audible and its wholly owned subsidiary, Audible.co.uk, have almost 200,000 hours of audio programs from more than 520 content partners that include leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers, and business information providers. Audible’s allainces in Germany and France offer an additional 20,000 hours of audio programming. Audible is the preeminent provider of spoken-word audio products for Apple’s iTunes Store. Audible has approximately 160 employees with headquarters in Newark, NJ, and an office in London, England with 15 employees. Audible, audible.com, AudibleListener, and AudibleReady are registered trademarks of Audible, Inc. and all are part of the family of Audible, Inc. trademarks.

Securities Law Disclosure

The tender offer for the outstanding common stock of Audible has not yet commenced. This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Audible common stock will be made only pursuant to an offer to purchase on Schedule TO and related materials that Amazon.com intends to file with the SEC. Audible also intends to file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. Audible stockholders and other investors should read these materials carefully when they become available because they will contain important information, including the terms and conditions of the offer. Audible stockholders and other investors will be able to obtain copies of these materials without charge from the SEC through the SEC’s website at www.sec.gov, from Georgeson Inc., the information agent for the offer, toll-free at (866) 328-5439 (banks and brokers call (212) 440-9800), from Amazon.com (with respect to documents filed by Amazon.com with the SEC) by going to Amazon.com’s Investor Relations Website at http://www.amazon.com/ir, or from Audible (with respect to documents filed by Audible with the SEC) by going to Audible’s Investor Relations Website at www.audible.com/ir. Stockholders and other investors are urged to read those materials carefully prior to making any decisions with respect to the offer.

Media contact:

Amazon.com:	Amazon Media Relations
www.amazon.com/pr
206-266-7180

Audible.com:	James Pearson
jpearson@audible.com
973-820-0474

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